                                                                     EXHIBIT 4.1

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                             NEW VALLEY CORPORATION
           (doing business in New Jersey as New Valley Realty Company)



                                 LOAN AGREEMENT



                            Dated: December 13, 2002



                                 $40,500,000.00

               HSBC REALTY CREDIT CORPORATION (USA), AS LENDER AND
                          AS ADMINISTRATIVE AGENT, AND
   EACH OF THE LENDERS THAT IS A SIGNATORY HERETO UNDER THE CAPTION "LENDERS"
     ON THE SIGNATURE PAGES HEREOF AND EACH ELIGIBLE ASSIGNEE THAT BECOMES A
         "LENDER" AFTER THE DATE HEREOF PURSUANT TO SECTION 12.06 HEREOF


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                              Location of Premises:

            Street Address:                100-150 College West Road
            Town of:                       Plainsboro
            County of:                     Middlesex
            State of:                      New Jersey
            Block:                         3
            Lots:                          1.61 and 1.62

                  THIS LOAN AGREEMENT (this "Agreement") dated December 13, 2002 is made and entered into by and between NEW VALLEY CORPORATION (doing business in New Jersey as New Valley Realty Company), a Delaware corporation having an address at 100 S.E. Second Street, Miami, Florida 33131 ("Borrower"), each of the lenders that is a signatory hereto under the caption "Lenders" on the signature pages hereof and each Eligible Assignee (as hereinafter defined) that becomes a "Lender" after the date hereof pursuant to Section 12.06 hereof (individually, a "Lender" and, collectively, the "Lenders" and HSBC REALTY CREDIT CORPORATION (USA), as Administrative Agent (in such capacity, together with its successors in such capacity, "Administrative Agent"), having an office on the date hereof at 452 Fifth Avenue, New York, New York 10018.

                  Borrower is simultaneously herewith purchasing the fee interest in certain premises located as set forth on the cover hereof, known as 100-150 College Road West, Princeton, New Jersey, and the Improvements located thereon (collectively, the "Project"). Borrower has requested that the Lenders make certain loans to Borrower to partially finance the Borrower's purchase of the Project, which loans are to be secured by a mortgage on the Project, and the Lenders are prepared to make such loans subject to and in accordance with the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS.

                  1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement iv, the singular to have the same meanings when used in the plural and vice versa):

                  "ADJUSTED LIBOR RATE" means an interest rate equal to two (2.00%) percent in excess of the LIBOR Rate, as determined by the Administrative Agent, pursuant to, and in accordance with the provisions of this Agreement.

                  "ADMINISTRATIVE AGENT" is defined in the introduction hereto.

                  "AFFILIATE" means, (a) with respect to a corporation, any officer or director thereof and any Person that is, directly or indirectly, the legal or beneficial owner of or otherwise controls more than ten percent (10%) of any class of shares or other equity security of such Person, or any Person that directly or indirectly controls or is controlled by or is under common control with such Person and (b) with respect to a partnership or venture, any general partner, general partner of a general partner, partnership with a common general partner or co-venturer thereof, or any sponsor of such partnership, as that term is used in any offering memorandum prepared in respect to any federal or state securities laws or the rules or regulations issued pursuant thereto, or any Person that, directly or indirectly, controls or is controlled by or is under common control with such partnership or venture and, if any general partner or general partner of a general partner or co-venturer is a corporation, any Person that is an Affiliate as defined in clause (a) above of such corporation. "Control" of a Person (including the correlative meanings of "controls", "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "APPLICABLE LENDING OFFICE" means, for each Lender, the "Lending Office" of such Lender (or of an Affiliate of such Lender) designated on the signature page hereof or in the applicable Assignment and Assumption Agreement or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.

                  "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an Assignment and Assumption Agreement, substantially in the form of Exhibit A, pursuant to which a Lender assigns and an Eligible Assignee assumes rights and obligations in accordance with Section 12.06 of this Agreement.

                  "ASSIGNMENT OF LEASES AND RENTS" means the Assignment of Leases and Rents dated the date hereof executed by the Borrower to the Administrative Agent, as the same may be modified or amended from time to time.

                  "BASIC DOCUMENTS" means, collectively, this Agreement, the Notes, the Mortgage, and the Assignment of Leases and Rents now or hereafter delivered.

                  "BEST KNOWLEDGE OF BORROWER" means the actual knowledge of the individuals who, in a management or supervisory capacity, are actively involved in the day to day operations of the Project.

                  "BORROWING" means each borrowing of Loans hereunder.

                  "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COMMITMENT" means, as to each Lender, the obligation of such Lender to make Loans on and subject to the terms and conditions hereof in an aggregate amount equal to the amount set forth opposite the name of such Lender on the signature pages hereof under the caption "Commitment".

                  "DEFAULT" means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

                  "DOLLARS" and "$" mean lawful money of the United States of America.

                  "ELIGIBLE ASSIGNEE" means any commercial bank, savings bank or financial institution having total assets in excess of $20,000,000,000 or any other commercial bank, savings bank, financial institution or other Person designated as an Eligible Assignee by Administrative Agent.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the regulations promulgated and rulings issued thereunder.



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

                  "ERISA AFFILIATE" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

                  "EVENT OF DEFAULT" is defined in Section 9 hereof.

                  "GOVERNMENTAL AUTHORITY" means any arbitrator, court, governmental department, commission, board, bureau, agency or instrumentality, whether local, state, federal or foreign having jurisdiction.

                  "INTEREST DETERMINATION DATE" shall mean a LIBOR Business Day that is two (2) LIBOR Business Days prior to the commencement of the applicable LIBOR Interest Period.

                  "LENDER" is defined in the first paragraph of this Agreement.

                  "LIBOR BUSINESS DAY" means any day on which commercial banks are generally open for business as contemplated by this Agreement in New York City and London, England and, as to any payments or notices in respect of a LIBOR Loan, on which dealings in Dollar deposits are carried out in the London interbank market.

                  "LIBOR INTEREST PERIOD" means each period commencing on a LIBOR Business Day and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as Borrower may select pursuant to written or telephonic notification to the Administrative Agent in accordance with the terms of Section 3.03 of this Agreement. If a LIBOR Interest Period would otherwise end on a date that is not a LIBOR Business Day, such LIBOR Interest Period shall instead end on the next LIBOR Business Day as determined by the Administrative Agent in accordance with the then current banking practice in New York or London; provided, that (i) if such next LIBOR Business Day falls in the next calendar month, such LIBOR interest Period shall end on the preceding LIBOR Business Day, and (ii) if such LIBOR Interest Period begins on a day for which there is no numerically corresponding day m the calendar month at the end of such LIBOR Interest Period, such LIBOR interest Period shall end on the last LIBOR Business Day of such calendar month. In any event, the selection of a LIBOR Interest Period that would mature after (i) the Maturity Date, or (ii) a date on which the Borrower is required, or has notified the Administrative Agent of its intention, to pay all or any portion of the outstanding principal balance of the Loans, shall not be permitted hereunder (provided, however, that the monthly Amortization Payments provided for in this Agreement shall not be deemed to preclude the selection of a LIBOR Interest Period that would mature after the date of such monthly payments).

                  "LIBOR LOAN" means, at any time, a Loan bearing interest at the Adjusted LIBOR Rate.

                  "LIBOR RATE" means, for any LIBOR Interest Period, the rate determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the rate per annum at which deposits for U.S. Dollars in an amount approximately equal to the then aggregate outstanding principal balance of the Loans are being offered to U.S. banks by one or more prime banks in the London interbank market for such LIBOR Interest Period as determined by Administrative Agent, in its discretion, based upon reference to the "British Bankers" Association Interest Settlement Rates" for deposits in Dollars on any information vending service as may be from time to time be nominated by the British Bankers' Association for the purpose of displaying such rate (currently displayed on the Reuters Service at screen "LIBOR", the Bloomberg Service at page "BBAM 1" and the Telerate Service at page "3750") at or about 11:00 a.m. London time (or as soon thereafter as practicable) on the date that is two (2) LIBOR Business Days prior to the first day of such interest Period by (ii) 1 minus the Reserve Requirement for such interest Period, and rounding the quotient upward to the nearest 1/16 of 1%. In the event that such rate is unavailable, the LIBOR Rate shall be determined on such basis as Administrative Agent shall reasonably select, following consultation with the Lenders. Administrative Agent's determination of such rate shall be conclusive and binding on Borrower absent manifest error.

                  "LIEN" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

                  "LOAN" means a loan made by a Lender to Borrower pursuant to
Section 2.01(a)

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on
(a) the Project or the ownership or operation thereof, (b) the ability of Borrower to perform its payment obligations hereunder or under any of the other Basic Documents or its obligations under the Mortgage with respect to maintenance of insurance or maintenance of the Project, (c) the validity or enforceability of any of the Basic Documents, or (d) the rights and remedies of Administrative Agent and the Lenders under any of the Basic Documents.

                  "MATURITY DATE" means the fourth anniversary of the date of this Agreement; provided, that if such day is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

                  "MORTGAGE" means the mortgage and security agreement dated the date hereof from Borrower, as mortgagor, to Administrative Agent, as mortgagee, as the same may be modified or amended from time to time.

                  "MORTGAGED PROPERTY" is defined in the Mortgage.

                  "NOTE" and "NOTES" are defined in Section 2.07 hereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                  "PERMITS" means, as of any date, all certificates, permits, licenses and other governmental approvals, including, without limitation, building permits and certificates of occupancy, necessary or required under applicable law as of such date in connection with the ownership, development, use, sale, occupancy and operation of the Project.

                  "PERSON" means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, mutual fund, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

                  "PLAN" means an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

                  "PREMISES" means the real property described on Schedule A to the Mortgage and located as indicated on the cover hereof, upon all or part of which the Improvements (as such term is defined in the Mortgage) are located.

                  "PRIME BASED RATE" means the fluctuating interest rate equal to one quarter of one (0.25%) percent in excess of the Prime Rate.

                  "PRIME RATE" means, for any day, the rate of interest for such day from time to time announced by HSBC Bank USA at its office at 452 Fifth Avenue, New York, New York, as its prime rate (being a base rate for calculating interest on certain loans), each change in any interest rate hereunder based on the Prime Rate to take effect at the time of such change in the Prime Rate. The Borrower acknowledges that the Prime Rate may not necessarily represent the lowest rate charged by HSBC Bank USA to its customers. The Borrower acknowledges that neither Administrative Agent nor HSBC Bank USA is required to notify Borrower of any changes in the Prime Rate.

                  "PRIME RATE LOAN" means, at any time, a Loan bearing interest at the Prime Based

                  "PROJECT" is defined in the Recitals hereto.

                  "PROPERTY" means all property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and any right or interest therein.

                  "REGISTER" is defined in Section 12.06(c) hereof.

                  "REGULATORY CHANGE" means any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) applying to a class of banks, including any of the Lenders, or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including any of the Lenders, of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

                  "REQUIRED LENDERS" means Lenders having at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

                  "RESERVE REQUIREMENT" means, for any LIBOR Interest Period, the rate at which reserves (including, without limitation, any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D of the Board of Governors of the Federal Reserve System by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in said Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Rate" in this Section 1.01, or (ii) any category of extensions of credit or other assets that includes the Loans.

                  "SECURITY DOCUMENTS" means, collectively, the Mortgage, the Assignment of Leases and Rents, and all Uniform Commercial Code financing statements filed with respect to the security interests in personal property and fixtures created pursuant to the Mortgage.

                  In addition, capitalized terms not otherwise defined herein shall have the means ascribed thereto in the Mortgage.

         SECTION 2. THE COMMITMENT, LOANS AND NOTES.

                  2.01. THE LOANS.

                  (a) Each Lender severally agrees, on and subject to the terms and conditions of this Agreement, to make term loans to Borrower (each, a "Loan" and, collectively, the "Loans") in one disbursement to be made on the date hereof, in the principal amount of the Commitment(s) of such Lender and, as to all Lenders, in an aggregate principal amount of FORTY MILLION FIVE HUNDRED THOUSAND ($40,500,000.00) DOLLARS.

                  (b) The proceeds of the Loans shall be applied by Borrower to purchase the Project and neither Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds. Borrower covenants and agrees that in no event shall proceeds of the Loan, or any part thereof, be used, directly or indirectly, for any other purpose, for any illegal purpose or for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or in connection with any hostile acquisition or for any illegal purpose.

                  (c) The Loans will be made upon satisfaction of the conditions precedent set forth in Section 6.01 hereof.

                  (d) Each Borrowing shall be made from the Lenders on a pro rata basis in proportion to the amounts of their respective Commitments. No Lender shall have any obligation to advance any amount hereunder in excess of the amount of its Commitment.

                  2.02. INTENTIONALLY OMITTED.

                  2.03. SEVERAL OBLIGATIONS; CERTAIN REMEDIES INDEPENDENT. Each of the respective amounts payable to each Lender by Borrower at any time hereunder and under the Notes shall be a separate and independent debt and it shall not be necessary for any other Lender or Administrative Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts. Notwithstanding the foregoing provisions of this
Section 2.03, neither Administrative Agent nor any Lender shall commence any action or proceeding to enforce any Note, unless all of the Notes are sought to be enforced in the same action or proceeding. Nothing in the preceding sentence shall modify the definition of the term "Required Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or the authority of the Required Lenders, pursuant to Section 9 hereof, to require Administrative Agent to take certain actions with respect to all of the Commitments and all of the Loans at the request of the Required Lenders.

                  2.04. FEES. In consideration of Administrative Agent's entering into this Agreement, Borrower shall pay a non-refundable commitment fee of $202,500.00. By paying such fee to Administrative Agent, Borrower shall not be liable to the Lenders, and the Lenders hereby release Borrower from any such liability, with respect to such commitment fee.

                  2.05. CONDITIONS PRECEDENT AND THIRD PARTIES. No Person shall be a third party beneficiary of any provision of this Agreement or any other Basic Document or of the right of the Lenders to require or to waive the satisfaction of conditions precedent hereunder in connection with the making of any Loans other than the Lenders and Administrative Agent.

                  2.06. INTENTIONALLY OMITTED.

                  2.07. NOTES. The Loan or Loans, as the case may be, of each Lender shall be evidenced by a separate promissory note or notes, as the case may be, of Borrower payable to such Lender in the principal amount equal to the amount of such Lender's Commitment (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time in accordance with the terms of this Agreement, including, without limitation, any substitute notes pursuant to Section 12.06, each, a "Note" and collectively, the "Notes"), which shall be substantially in the form of Schedule I hereto and otherwise duly completed. In case of any loss, theft, destruction or mutilation of any Lender's Note, Borrower shall, upon its receipt of an affidavit of an officer of such Lender as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Lender in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

         SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST; YIELD PROTECTION

                  3.01. PRINCIPAL AT MATURITY. Borrower agrees to pay Administrative Agent, for the pro rata account of the Lenders, the entire outstanding principal amount of the Loans, together with all accrued and unpaid interest hereunder and under the Notes, and all other cost and charges under the Basic Documents, and each Loan shall mature, on the Maturity Date.

                  3.02. AMORTIZATION PAYMENTS. In addition to the interest payments required to be made hereunder and under the Notes, as provided below, Borrower shall pay to Administrative Agent, for the pro rata account of the Lenders, the sum of $53,645.00 on February 1, 2003 and on the first day of each and every month thereafter (if any such day is not a Business Day, such payment shall be due and payable on the first Business Day immediately prior thereto) until the Maturity Date, when the remaining principal balance of the Loans, all accrued and unpaid interest hereunder (and under the Notes) and all costs and charges hereunder and under the Basic Documents shall be due and payable (each such payment is defined as an "Amortization Payment"). Each Amortization Payment shall be applied in reduction of the outstanding principal amount of the Loans.

                  3.03. INTEREST; LATE CHARGES; OTHER COSTS.

                  (a) The Loans shall bear interest on the unpaid balance from and after the date hereof at the Prime Based Rate until Borrower shall have effectively exercised its first LIBOR Option hereunder (i.e., the interest rate converts from the Prime Based Rate to the Adjusted LIBOR Rate), which Administrative Agent and Borrower acknowledge will be on or about December 18, 2002. The Loans, unless otherwise provided herein, shall bear interest on the unpaid principal balance from the date hereof until maturity (whether by acceleration or otherwise) at an interest rate equal to the Adjusted LIBOR Rate, as determined by the Administrative Agent pursuant to, and in accordance with, the provisions of this Agreement. Interest shall be calculated for each day at 1/360th of the applicable per annum rate, which will result in a higher effective annual rate. In no event shall interest under this Note exceed the maximum rate of interest authorized by applicable law.

                  (b) Borrower agrees to pay to Administrative Agent, for the pro rata account of the Lenders, interest on the unpaid principal amount of each Loan, in arrears, on January 1, 2003 and on the first day of each and every month thereafter through and including the Maturity Date, when the remaining principal balance of the Loans, all accrued and unpaid interest hereunder (and under the Notes), and all costs and charges hereunder and under the Basic Documents shall be due and payable.

                  (c) Borrower agrees that if any payment due hereunder (including, but not limited to, the entire principal balance under the Loans if accelerated or otherwise matured) is not paid when due, and the applicable notice and/or grace period, if any, with respect to such payment shall have expired, or if any other Event of Default shall have occurred and be continuing, then the Loans shall bear interest at a per annum rate of four (4.00%) percent in excess of the interest rate that was payable hereunder immediately prior to the expiration of such notice and/or grace period (or due date of such payment if no grace period is applicable) or the occurrence of such Event of Default, as the case may be ("Default Rate"), from the due date of such payment to and including the date when paid, or from the occurrence of the default giving rise to the Event of Default to and including the date when such Event of Default shall have been cured (which cure must be consented to by the Administrative Agent if the Loans shall have been duly accelerated as a result of the Event of

Default), as the case may be, but in no event shall such interest exceed the maximum rate of interest authorized by applicable law. The Default Rate shall be subject to increase or decrease based upon the Prime Rate from and after the expiration of the LIBOR Interest Period in effect at the time the Default Rate is first implemented. For example, if the Loans were accelerated during a LIBOR Interest Period, the principal balance would bear interest at six (6.00%) percent per annum in excess of the LIBOR Rate then in effect until the end of the applicable LIBOR Interest Period and immediately thereafter the Loans would bear interest at a fluctuating interest rate equal to four and one quarter (4.25%) percent in excess of the Prime Rate. Borrower agrees to pay to Administrative Agent, on demand and from time to time, for the pro rata account of the Lenders, any and all interest payable at the Default Rate.

                  (d) Borrower agrees that if any payment due hereunder, whether principal, interest or otherwise, made after the applicable grace period, if any, provided in Section 2.01(a) of the Mortgage, shall be accompanied by a late payment charge of four (4.00%) percent of the amount so due, which shall be due with such late payment. Borrower agrees to pay to Administrative Agent such late payment charge, for the pro rata account of the Lenders.

                  (e) If the payment of any interest and any other charges hereunder or under the Notes is in excess of the maximum rate permitted by law in commercial loan transactions between parties of the character of the parties hereto, then ipso facto the obligations of the Borrower to make such payment shall be reduced to the highest rate authorized under applicable law and all prior payments in excess of such highest rate shall be applied and shall be deemed to have been payments in reduction of the principal sum of the Loans.

                  (f) Borrower shall have the option to select from time to time, pursuant to, in accordance with, and subject to the provisions of this Agreement, that the entire outstanding principal balance of the Loans accrue interest at an Adjusted LIBOR Rate ("LIBOR Option"). Borrower's selection shall be exercised by making a written or telephonic request to Administrative Agent for a LIBOR Rate, which must be received by Administrative Agent on or prior to the applicable Interest Determination Date and must designate the proposed LIBOR Interest Period and the proposed commencement date of the LIBOR Interest Period ("Borrowing Date"). Any request made by Borrower to have the aggregate outstanding principal balance of the Loans accrue interest based upon a LIBOR Rate shall be irrevocable after the applicable Interest Determination Date and Borrower shall be bound therewith. Administrative Agent shall not incur any liability to Borrower in acting upon telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower. Borrower agrees to indemnify Administrative Agent and the Lenders and hold Administrative Agent and the Lenders harmless from any and all claims, losses, costs and expenses incurred or suffered by Administrative Agent and the Lenders in good faith reliance by the Administrative Agent on the telephone requests or instructions from any representative of Borrower. Upon the expiration of a LIBOR Interest Period under this Agreement, unless Borrower shall have designated (in accordance with the terms of this Agreement) a proposed LIBOR Interest Period to take effect immediately upon the end of the then current LIBOR Interest Period, the interest rate with respect to the Loans shall automatically convert to an Adjusted LIBOR Rate based upon a new LIBOR Interest Period of equal (or approximately equal) duration as the then-expiring LIBOR Interest Period, as determined by Administrative Agent as of the date that is two LIBOR Business

Days prior to the last day of the expiring LIBOR Interest Period; provided, however, if Borrower's LIBOR Option is no longer permitted or is otherwise unavailable for the reasons set forth in subparagraphs (i), (ii) and (iii) of subsection 3.03(g) below, then the interest rate shall automatically convert to the Prime Based Rate (or shall continue at the Default Rate if an Event of Default has occurred and is continuing) at the end of the then current LIBOR Interest Period. Administrative Agent's calculation of the interest rate hereunder shall be conclusive in the absence of manifest error.

                  (g) Borrower shall not have the LIBOR Option if Administrative Agent shall have determined (which determination shall be final, conclusive and binding absent manifest error) that: (i) quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for any LIBOR Loan as provided herein, or (ii) the Required Lenders determine and notify Administrative Agent that by reason of circumstances affecting the London interbank market the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.01 hereof upon the basis of which the rate of interest for the LIBOR Loan for such Interest Period is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining a LIBOR Loan for such LIBOR Interest Period, or (iii) an Event of Default shall have occurred and be continuing. Administrative Agent, as soon as possible after making such determination, shall give telephonic or written notice to Borrower that Borrower no longer has the LIBOR Option and the Lenders shall be under no obligation to make any LIBOR Loan(s). If, however, the circumstances referred to in this subsection cease to exist, Administrative Agent shall thereafter give telephonic or written notice to Borrower of such change in circumstances, and Borrower shall again have the LIBOR Option, subject to the provisions of this paragraph.

                  (h) Notwithstanding anything herein contained to the contrary, if during any LIBOR Interest Period, Administrative Agent shall have reasonably determined (which determination shall be final, conclusive and binding), that
(i) any change in any law, regulation or official directive, or in the interpretation thereof deemed to be binding by Administrative Agent in its reasonable judgment, by any governmental body charged with the administration thereof, shall make it unlawful for Administrative Agent or any Lender to fund or maintain funding in Euro-dollars of the principal amount of any LIBOR or otherwise to give effect to Administrative Agent's and Lenders' obligations to offer the LIBOR Option, or (ii)the continuation of any LIBOR Loan would cause Administrative Agent or any Lender severe hardship as a result of a contingency occurring after the date of this Loan Agreement that materially and adversely affects the London interbank market (such as, but not limited to, disruptions resulting from political or economic events) then in either such event (x) Administrative Agent may by telephonic or written notice to Borrower declare that Administrative Agent's and Lenders' obligation to provide the LIBOR Option to be immediately terminated, (y) the availability of the LIBOR Option hereunder shall forthwith cease to be in effect, and interest on the outstanding principal balance of this Note shall, from and after the date of the notice set forth in subparagraph (x) above, be calculated and payable at the Prime Based Rate (subject to increase to the Default Rate if an Event of Default shall have occurred and be continuing); and (z) Borrower shall indemnify Administrative Agent and the Lenders against any loss, expense, penalty or other charge suffered by it in liquidating prior to maturity such LIBOR deposits obtained pursuant to the terms of this Loan Agreement. No failure on the part of

Administrative Agent to demand compensation, for the pro rata account of the Lenders, for any such increased costs shall constitute a waiver of Administrative Agent's right to demand such compensation at any time during the term of this Agreement. The good faith determination by Administrative Agent of the amount of any such loss, expense, penalty or other charge ("Change in Law Costs") shall be deemed conclusive in the absence of manifest error. Borrower shall pay such Change In Law Costs to the Administrative Agent, for the pro rata account of the Lenders, on demand. In the event the Change in Law Costs, as computed in accordance with the provisions of this paragraph, shall exceed the maximum amount permissible by law, the amount of the Change in Law Costs shall be reduced to such maximum permissible amount.

                  (i) If, for any reason, (i) Borrower shall make a repayment to Administrative Agent of all or any portion of any LIBOR Loan prior to the expiration of the applicable LIBOR Interest Period, other than a monthly Amortization Payment as provided herein, or (ii) demand for repayment of LIBOR Loans, as provided for hereunder or under the Mortgage, shall be made, then, in each and every case, Borrower agrees to indemnify Administrative Agent and Lenders against, and to pay, on demand, directly to Administrative Agent, for the pro rata account of the Lenders, any loss, cost, or expense suffered or incurred by Administrative Agent or Lenders as a result of any and all of such events, including without limitation (A) any loss, expense, penalty or other charge incurred or suffered by Administrative Agent or Lenders during the period from the date of Administrative Agent's receipt of such early repayment to the last LIBOR Business Day of the proposed, or actual, LIBOR Interest Period in question; but only if, and to the extent that, the rate of interest obtainable by Administrative Agent and the Lenders with respect to each LIBOR Loan upon the redeployment of funds in an amount equal to each such Lender's repayment (for the period from the date of Administrative Agent's receipt of such early repayment to the last LIBOR Business Day of the proposed, or actual, LIBOR interest Period in question) is less than the applicable LIBOR Rate that would have been paid during such actual, or proposed, LIBOR interest Period, and (B) any loss, expense, penalty or other charge suffered or incurred by Administrative Agent or any Lender in liquidating deposits prior to maturity in amounts that correspond to such repayment (collectively, "Liquidation Fee"). In the event the Liquidation Fee as computed in accordance with the provisions of this paragraph, shall exceed the maximum amount permissible by law, the amount of the Liquidation Fee shall be reduced to such maximum permissible amount. No failure on the part of Administrative Agent to demand compensation for any such increased costs for the pro rata account of the Lenders, shall constitute a waiver of Administrative Agent's right to demand such compensation at any time during the term of this Note. The good faith determination by Administrative Agent of the amount of any such Liquidation Fee shall be conclusive in the absence of manifest error.

                  (j) Borrower hereby agrees to reimburse directly to Administrative Agent, for the pro rata account of the Lenders, all of Administrative Agent's, and each such Lender's, costs and expenses in complying with all applicable laws, executive orders, and regulations of the governments of the United States and the United Kingdom and of any regulatory or administrative agency thereof (including, without limitation, The Bank of England and the Board of Governors of the Federal Reserve System) or any change therein or in the interpretation thereof, that impose, modify or deem applicable any reserve or asset or special deposit requirements on deposits obtained in the London interbank market in respect of the unpaid principal amount of any LIBOR Loan, or which subject Administrative Agent and/or any Lender to any tax with respect to any LIBOR Loan or change the basis of taxation of payments to Administrative Agent and/or any Lender of principal, interest or fees payable under any LIBOR Loan (except for any tax, or changes in the rate of tax, on Administrative Agent's and/or any Lender's net income or profits imposed by the United States or any other government having jurisdiction or any political subdivision or taxing authority thereof). The cost to Administrative Agent and/or any Lender in complying with laws, executive orders or regulations that impose, modify or deem applicable any reserve, asset or special deposit requirements on deposits in the London interbank market shall be computed by determining the amount by which such requirements effectively increase Administrative Agent's and/or each Lender's cost of making and maintaining deposits attributable to the unpaid principal balance or any LIBOR Loan and by computing the additional interest which would have been owing to Administrative Agent and/or such Lender if such effective increase had been added to the LIBOR

Rate for purposes of determining the LIBOR Rate during the applicable LIBOR Interest Period. Upon notice from Administrative Agent that there has been a change in such reserve requirements, Borrower agrees to pay to Administrative Agent, on demand, for the pro rata account of each Lender, as applicable, such additional sums as will compensate Administrative Agent and each such Lender for the effect of any change in such reserve requirements. No failure on the part of Administrative Agent to demand compensation for any increased cost in any LIBOR Interest Period shall constitute a waiver of Administrative Agent's right to demand such compensation, for the pro rata account of each Lender, as applicable, at any time during the term of this Agreement. Administrative Agent's determination of the amount of such costs ("Reserve Costs") shall be conclusive in the absence of manifest error. If the Reserve Costs as computed in accordance with the provisions of this paragraph shall exceed the maximum amount permissible by law, the amount of the Reserve Costs shall be reduced to such maximum permissible amount.

                  (k) If any law, regulation or guideline or any change therein or interpretation or application thereof by any regulatory body, court, administrative or governmental authority charged with the interpretation or administration thereof, or compliance with any request, directive, ruling, decree, judgment or recommendation of any regulatory body, court, administrative or governmental authority now existing or hereafter adopted (whether or not having the force of law) imposes, modifies or deems applicable any capital adequacy, increased capital adequacy or similar requirement and the result is to increase the cost of, or reduce the rate of return on, any Lender's capital as a consequence of such Lender's obligations hereunder, Administrative Agent (after being notified by such Lender) shall notify the Borrower of such fact by telephone or in writing. Upon such notice from Administrative Agent that there has been a change in such capital adequacy requirements, Borrower agrees to, and shall, pay to Administrative Agent, for the account of the applicable Lenders, on demand, such additional sums as will compensate such Lenders for the effect of any change in such capital adequacy requirements. No failure on the part of Administrative Agent to demand compensation for any such increased costs shall constitute a waiver of Administrative Agent's right to demand such compensation, for the pro rata account of the applicable Lenders, at any time during the term of this Agreement. Each Lender's good faith determination of the amount of such costs ("Capital Adequacy Costs") shall be conclusive in the absence of manifest error. If the Capital Adequacy Costs as computed in accordance with the provisions of this paragraph shall exceed the maximum amount permissible by law, the amount of Capital Adequacy Costs shall be reduced to such maximum permissible amount.

                  (l) Any Lender may wish to purchase one or more deposits in order to fund or maintain its funding of the outstanding principal balance of a LIBOR Loan during any LIBOR Interest Period in question; it being understood that the provisions of this Agreement relating to such funding are included only for the purpose of determining the rate of interest to be paid and any amounts owing to Lenders hereunder with respect to the Liquidation Fee, Reserve Costs, Capital Adequacy Costs and Change in Law Costs (each "Funding Cost" and, collectively, "Funding Costs") and any other amounts payable hereunder. The

Lenders shall be entitled to fund and maintain its funding of the principal amount of such Lenders' LIBOR Loan in any manner it sees fit, but all such determinations hereunder shall be made based on the assumption that the Lender had actually funded and maintained the outstanding principal balance of its LIBOR Loan at the LIBOR Rate applicable during such LIBOR Interest Period through the purchase of deposits in an amount equal to such outstanding principal balance and having a maturity corresponding to such LIBOR Interest Period in accordance with this Agreement. In determining the amount of Funding Costs, of any, due from time to time from Borrower to Administrative Agent, for the pro rata account of the Lenders, if any cost or expense is included in more than one type of Funding Cost, such cost or expense shall not be included in any other type of Funding Cost (i.e., Borrower shall not be charged twice for the same Funding Cost).

                  (m) Any notices under this Section 3.03 that are permitted to be made by telephone, shall be made as follows:

                  (i) if to Administrative Agent, by calling Christopher A. Whyte at telephone number 212-525-1143 or such other persons as may be hereafter designated by Administrative Agent; and

                  (ii) if to Borrower, by calling Richard J. Lampen at telephone number 305-579-8000, or such other persons as may be hereafter designated by Borrower.

                  3.04. PREPAYMENTS. Borrower shall have the right, upon not less than ten (10) days' advance written notice to the Administrative Agent, which notice shall be irrevocable, to prepay the principal of the Loans in whole or in multiples of $1,000,000.00 at any time, without any premium or penalty other than any Liquidation Fee (as itemized by the Administrative Agent to the Borrower) due in connection with any prepayment of principal that was a LIBOR Loan; provided, however, such prepayment must be accompanied by all accrued and unpaid interest on the principal so prepaid to the date of such prepayment and all other amounts then due under this Agreement (including any Funding Costs, as itemized by Administrative Agent to Borrower). If a partial prepayment is made, there will be no change in the due dates or the amounts of the monthly Amortization Payments.

         SECTION 4. PAYMENTS; COMPUTATIONS; ETC.

                  4.01. PAYMENTS.

                  (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes and all payments to be made by Borrower under any other Basic Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, and flee and clear of, and without deduction or withholding for, any taxes, levies, imposts, duties, fees, charges, withholdings, restrictions or conditions of any nature whatsoever, to Administrative Agent at its office at 452 Fifth Avenue, New York, New York (or such other location in New York State as Administrative Agent may direct), not later than 12:00 noon New York time on the date when due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

         (b) Each payment received by Administrative Agent under this Agreement for account of any Lender shall be paid by Administrative Agent promptly to such Lender, in immediately available funds, for account of such Lender's Applicable Lending Office. Borrower shall not be liable to any Lender for any amount paid by Borrower to Administrative Agent for the account of any of the Lenders in the event that Administrative Agent fails to pay such amount to the Lenders in accordance with the terms of this Agreement.

         (c) If the due date of any payment under this Agreement or the Notes would otherwise fall on a day that is not a Business Days such date shall be extended to the next succeeding Business Day, and interest (at the interest rate applicable to such payment as of its originally scheduled due date) shall be payable for any principal so extended for the period of such extension.

         (d) Borrower shall have no obligation to cause, or liability for the failure of, Administrative Agent or any of the Lenders to perform their respective obligations under this Agreement.

         4.02. PRO RATA TREATMENT. Except to the extent otherwise provided herein, (a) the Loans shall be made by the Lenders pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loans shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (c) each payment of interest on the Loans shall be made for account of the Lenders pro rata in accordance with the respective amounts of interest on such Loans then due and payable to them.

         4.03. INTENTIONALLY OMITTED.

         4.04. INTENTIONALLY OMITTED.

         4.05. INTENTIONALLY OMITTED.

         4.06. SET-OFF.

         (a) Borrower agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim any Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for account of Borrower at any of its offices, in Dollars or in any other currency, against any principal of or interest on the Loan(s) or any other amount payable to such Lender hereunder that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided, that such Lender's failure to give such notice shall not affect the validity thereof.

         (b) If any Lender shall obtain from Borrower payment of any principal of or interest on its Loan or payment of any other amount under this Agreement through the exercise of any right of set-off, Banker's lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a percentage of the principal of or interest on such Loan or such other amounts then due hereunder by Borrower to such Lender in excess of its pro rata share thereof, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amount respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower shall have no liability or responsibility for the performance by the respective Lenders of their obligations under this
Section 4.06(b).

         (c) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.

         SECTION 5. INTENTIONALLY OMITTED.

         SECTION 6. CONDITIONS PRECEDENT.

                  6.01. CONDITIONS PRECEDENT TO INITIAL BORROWING.

                  (a) The obligation of the Lenders to make their respective Loans on the occasion of the initial Borrowing is subject to the conditions precedent that Administrative Agent shall have received the following documents, each of which shall be satisfactory to Administrative Agent in form and substance:

                  (i) ORGANIZATIONAL DOCUMENTS. Copies, certified by Borrower to be complete and accurate, of the certificate of incorporation and by-laws, and of such other documents as shall evidence the existence and good standing of Borrower, and the due authorization of the making and performance by Borrower of this Agreement and each other Basic Document to which it is a party.

                  (ii) LEGAL OPINION. An opinion of special counsel to Borrower in form and substance satisfactory to the Administrative Agent. Borrower hereby instructs such counsel to deliver such opinion to the Lenders and Administrative Agent.

                  (iii) NOTES. The Notes, dated the date of the initial Borrowing, duly completed and executed by Borrower.

                  (iv) MORTGAGE. The Mortgage, dated the date of the initial Borrowing, duly completed and executed by Borrower in recordable form.

                  (v) TITLE POLICY. American Land Title Association, extended coverage, loan policy of title insurance on Form 1970 (Rev. 10-17-84) in a form satisfactory to Administrative Agent.

                  (vi) SURVEY. An updated land survey, prepared by a licensed surveyor acceptable to Administrative Agent showing such matters as may be required by Administrative Agent with respect to the Project, certified by the surveyor and otherwise satisfactory to Administrative Agent and the Title Company and adequate for the Title Company to remove the general survey exception from the Title Policy.

                  (vii) FINANCING STATEMENTS. Appropriately completed Uniform Commercial Code financing statements to perfect the security interests created pursuant to the Mortgage as first priority security interests.

                  (viii) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by Borrower pursuant to
Section 1.9 of the Mortgage.

                  (ix) ENVIRONMENTAL SURVEY. One or more Phase I environmental survey and assessments with respect to the Project, in form and substance satisfactory to Administrative Agent.

                  (x) PROPERTY CONDITION SURVEY. A property condition survey with respect to the Project, satisfactory to Administrative Agent.

                  (xi) APPRAISAL. An appraisal with respect to the Project, prepared by an Appraiser at Borrower's expense and satisfactory to Administrative Agent, which appraisal demonstrates that the loan to value ratio does not exceed 75%.

                  (xii) TAXES. Evidence that all property taxes with respect to the Project which are due and payable have been paid.

                  (xiii) UCC, TAX AND JUDGMENT SEARCHES. Evidence that searches of the public records disclose no conditional sales contracts, chattel mortgages, leases of personality, financing statements, Liens, taxes (except for taxes not yet due and payable) or judgments filed or recorded against Borrower or the Project or in respect of any other property interests covered or to be covered by the Lien of the Mortgage, other than those granted by Borrower to Administrative Agent or contemplated by this Agreement.

         SECTION 7. REPRESENTATIONS AND WARRANTIES.

         Borrower represents and warrants to Administrative Agent and the Lenders that, as of the date hereof:

                  7.01. EXISTENCE; BENEFICIAL OWNERSHIP. Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware; and Borrower has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business substantially as now being or as proposed to be conducted and is qualified to do business and is in good standing in each location where such qualification is necessary to carry on its business.

                  7.02. FINANCIAL CONDITION. The financial statements heretofore furnished to Administrative Agent are, as of the dates specified therein, complete and correct in all material respects and fairly present the financial condition of Borrower, and are prepared in accordance with generally accepted accounting principles applied on a consistent basis. Borrower does not have on the date hereof any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that in each case are known to Borrower, and which, in the opinion of Borrower, are reasonably likely to result in a Material Adverse Effect, except as referred to or reflected or provided for in said balance sheets or financial statements as at said dates and except for the purchase and financing of the Project. There has been no material adverse change in the financia1 condition of Borrower from that reflected on the financial statements of Borrower previously delivered to Administrative Agent.

                  7.03. LITIGATION. There are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, now pending or (to the best of the knowledge of Borrower) threatened against the Project or Borrower that are reasonably likely to have a Material Adverse Effect.

                  7.04. NO BREACH. The making and performance by Borrower of this Agreement, the Notes and the other Basic Documents to which it is a party do not and will not result in a breach of the certificate of incorporation or by-laws of Borrower or any applicable law or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which Borrower is a party or by which it or any of its Property is bound or to which it is subject, or constitute a default thereunder, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of Borrower.

                  7.05. ACTION. Borrower has all necessary corporate power to make and perform this Agreement, the Notes and each of the other Basic Documents to which it is a party; the making and performance by Borrower of said documents have been duly authorized by all necessary corporate action; and this Agreement has been duly and validly executed and delivered by Borrower and constitutes, and the Notes, and each of the other Basic Documents to which it is a party when executed and delivered, will constitute, its legal, valid and binding obligation, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  7.06. APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the making or performance by Borrower of this Agreement, the Notes or any of the other Basic Documents.

                  7.07. USE OF CREDIT. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Loans will be used by Borrower to buy or carry any such margin stock.

                  7.08. ERISA. Each Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

                  7.09. TAXES. All federal, state and local tax returns required to be filed by Borrower have been filed, and all federal, state income or other taxes, assessments or fees imposed upon Borrower and/or any of the Mortgaged Property, which are due and payable, have been paid.

                  7.10. INVESTMENT COMPANY ACT. Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  7.11. PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  7.12. MATERIAL AGREEMENTS. Borrower has provided copies of all material contracts relating to ownership, operation and maintenance of the Project to Administrative Agent, it being understood that, for the purposes of this Section 7.12, "material contracts" shall not in any event include (i) any agreement for the purchase or leasing of services, supplies, furniture, fixtures, equipment or similar items in the ordinary course of business, (ii) any agreement with respect to the advertising or marketing of the Project, (iii) any other agreement entered into in the ordinary course of business which (a) is either terminable by Borrower on not more than thirty (30) days' notice or is to be fully performed by the parties thereto within one year and (b) requires aggregate payments by Borrower not in excess of $500,000, and (iv) any other agreement entered into in the ordinary course of business which requires aggregate annual payments not in excess of $500,000.

                  7.13. CONDEMNATION. No condemnation or eminent domain proceeding has been commenced or, to the best knowledge of Borrower, is threatened against the Mortgaged Property or any portion thereof.

                  7.14. PERMITS. Except as previously disclosed to Administrative Agent in writing, Borrower has all material Permits required to be obtained as of the date of this Agreement with respect to use, occupancy and operation of the Project; all of the foregoing are in full force and effect and not subject to any pending actions or proceedings for revocation, amendment, release, suspension, forfeiture or the like; no appeals with respect to same are pending from any order, decision or determination; and the present and/or contemplated use, occupancy and operation of the Project does not conflict with or violate any such Permit.

                  7.15. INSURANCE. The insurance policies required by Section
1.9 of the Mortgage are in full force and effect and all premiums payable in respect thereof have been paid to date.

                  7.16. OWNERSHIP. Borrower is lawfully seized and possessed of a good and marketable fee simple title in and to the Project free and clear of all Liens except for Permitted Exceptions.

                  7.17. INTENTIONALLY OMITTED.

                  7.18. MATERIAL ADVERSE EFFECT. No event or circumstance has occurred that could or might have a Material Adverse Effect.

                  7.19. NO PRIOR LIENS. Borrower has entered into no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Mortgaged Property prior to the Mortgage.

                  7.20. FLOOD ZONE. No part of the Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

         SECTION 8. COVENANTS OF BORROWER.

                  Borrower covenants and agrees with the Lenders and Administrative Agent that, so long as any principal of or interest on the Loans is outstanding and until payment in full of all amounts payable by Borrower under this Agreement and the other Basic Documents:

                  8.01. FINANCIAL STATEMENTS, ETC. Borrower shall deliver or cause to be delivered to Administrative Agent the financial statements and operating reports in accordance with Section 1.11 of the Mortgage.

                  8.02. LITIGATION. Borrower shall promptly give to Administrative Agent notice of all legal or arbitral proceedings, and of all proceedings by or before any Governmental Authority, and any material development in respect of such legal or other proceedings, affecting Borrower or the Project, except proceedings which, if adversely determined, would not have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower shall give to Administrative Agent prompt notice of the assertion of any claim or notice by any Governmental Authority or the commencement or written threat of commencement of any action or proceeding by any Person with respect to any alleged violation of or non-compliance by Borrower or the Project with any Environmental Laws or any material Permits pertaining to the Project.

                  8.03. MORTGAGE COVENANTS. Borrower shall, for the benefit of the Administrative Agent and the Lenders, comply with all covenants contained in the Mortgage.

         SECTION 9. EVENTS OF DEFAULT.

                  If one or more of the following events (each being herein called an "Event of Default") shall happen, that is to say:

                  (a) Borrower shall default in the payment when due of any principal of, or interest on, the Loans or in the payment when due of any fee or any other amount payable hereunder or under any other Basic Document and such default shall continue past any notice and/or grace period provided in Section 2.01(a) of the Mortgage; or

                  (b) an "Event of Default" shall have occurred under the Mortgage, including without limitation, the "Events of Default" listed in
Section 2.l(a)-(q) of the Mortgage.

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (c) or (d) and (f) of the Mortgage, Administrative Agent may and shall, upon request of the Required Lenders, by notice to Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall be terminated, and/or Administrative Agent may and shall, upon request of the Required Lenders, declare the principal amount then outstanding of, and the accrued interest on, the Notes and all other amounts payable by Borrower hereunder and under the Notes (including, without limitation, the applicable Funding Costs) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower;
(2) in the case of the occurrence of an Event of Default referred to in clause
(c), (d) and (f) of the Mortgage, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Notes and all other amounts payable by Borrower hereunder and under the Notes (including, without limitation, the applicable Funding Costs) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; and (3) Administrative Agent may and shall, upon the request of the Required Lenders, exercise such rights and remedies available under this Agreement, the Notes, and the Security Documents or under applicable law, for the pro rata benefit of the Lenders, which Administrative Agent deems appropriate under the circumstances in order to enforce such documents.

         SECTION 10. INTENTIONALLY OMITTED.

         SECTION 11. ADMINISTRATIVE AGENT.

                  11.01. APPOINTMENT, POWERS AND IMMUNITIES. Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the Security Documents with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and the Security Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, the power to execute all documents, filings and notices relating to the transactions contemplated by the Security Documents. Administrative Agent (which term as used in this sentence and in Section 11.06 and the first sentence of Section 11.07 hereof shall include reference to its affiliates and its own and its affiliates' respective officers, directors, employees and agents):

                  (a) shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not by reason of this Agreement be a trustee for or partner of any Lender or to have assumed any relationship of agency, trust or partnership with Borrower;

                  (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the Notes or any other document referred to or provided for herein or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder;

                  (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and

                  (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its failure to exercise the same diligence and standard of care that is customarily used by Administrative Agent with respect to similar loans held by Administrative Agent solely for its own account (the "Standard of Care").

Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith, subject to the Standard of Care. Administrative Agent shall take, or refrain from taking, such actions as may be directed in writing by the Required Lenders provided that (i) such actions are not contrary to the provisions of this Agreement or contrary to applicable law, rule or regulation, and (ii) it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section
11.06 hereof against any and all liability and expense that may be incurred by it by reason of taking or refraining to take any such action.

                  11.02. RELIANCE BY AGENT. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If Administrative Agent shall request instruction from the Lenders with respect to any act or action (including failure to act) in connection with this Agreement, the Notes, the Security Documents or any other document related thereto, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from all of the Lenders, or all of the Required Lenders (as applicable), and Administrative Agent shall not incur liability to any Person by so refraining.

                  11.03. RELIANCE BY BORROWER. Unless an Event of Default shall have occurred and remains uncured, Borrower shall have no obligation to give notices to, furnish financial or other information to, or otherwise deal directly with, any Lender, but may deal solely with Administrative Agent and no Lender shall have any right to deal directly with Borrower under this Agreement or any of the other Basic Documents. The Administrative Agent shall not have any liability or, as the case may be, any duty or obligation, to Borrower on account of any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement, the Security Documents or any of the other documents in connection herewith.

                  11.04. DEFAULTS. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than a failure to make a payment of principal of or interest on the Loans) unless Administrative Agent has actual knowledge thereof or has received notice from a Lender or Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that Administrative Agent has actual notice of a Default or receives such a notice of the occurrence of a Default, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 11.08 hereof) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all of the Lenders. No Lender shall, individually, commence or maintain an action against Borrower with respect to the Loan or this Agreement, it being understood that any such action shall be taken only by Administrative Agent on behalf of all Lenders as Administrative Agent may be directed hereunder.

                  11.05. RIGHTS AS A LENDER. With respect to its Commitment and the Loans made by it, HSBC Realty Credit Corporation (USA) (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity. HSBC Realty Credit Corporation
(USA) (and any successor acting as Administrative Agent), HSBC Bank USA, and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with Borrower and its Affiliates and subsidiaries as if it were not acting as Administrative Agent, and HSBC Realty Credit Corporation (USA) (and any such successor), HSBC Bank USA and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

                  11.06. INDEMNIFICATION. The Lenders agree to indemnify Administrative Agent (to the extent not reimbursed under Section 12.03 hereof, but without limiting the obligations of Borrower under said Section 12.03) ratably in accordance with the aggregate principal amount of the Loans held by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses that Borrower is obligated to pay under Section 12.03 hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, or the acquisition or disposition of any part of the Mortgaged Property or any other collateral for Borrower's obligations to the Lenders or the making of advances pursuant to Section 1.10 of the Mortgage; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

                  11.07. NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender agrees that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, its own analysis of the Project, and its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Notes and the other Basic Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or the Notes or any other document referred to or provided for herein or to inspect the properties or books of Borrower. Copies of all reports and other documents expressly required to be furnished to Administrative Agent hereunder shall be forwarded by Administrative Agent to each of the Lenders, provided, however, that except for such reports and other documents, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower that may come into the possession of Administrative Agent or any of its affiliates.

                  11.08. FAILURE TO ACT. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.06 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

                  11.09. RESIGNATION OR REMOVAL OF AGENT. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, (i) Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower, (ii) Administrative Agent may be removed at any time with or without cause by the Required Lenders and (iii) Administrative Agent may be removed by Lenders holding at least 50% of the aggregate unpaid principal amount of the Loans (the "Majority Lenders") in the event of Administrative Agent's gross negligence or willful misconduct or a material breach by Administrative Agent in the performance of its obligations under the terms of this Agreement, which gross negligence, willful misconduct or material breach is not cured or discontinued by Administrative Agent with reasonable promptness following its receipt of written notice of such breach from one of the Lenders. Upon any such resignation or removal, the Required Lenders (or, in the case of a removal under clause (iii) of this Section 11.09, the Majority Lenders) shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be approved by Borrower (such approval not to be unreasonably withheld or delayed and provided, however, that if an Event of Default shall exist, no such consent of Borrower shall be required). If no successor Administrative Agent shall have been so appointed by the Required Lenders (or, in the case of a removal under clause (iii) of this Section 11.09, the Majority Lenders) or shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or the Required Lenders' or the Majority Lenders', as the case may be, removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank or other financial institution that has an office in New York, New York and that has a combined capital and surplus of at least $50,000,000 and that shall be approved by Borrower (such approval not to be unreasonably withheld or delayed and provided, however, that if an Event of Default shall exist, no such consent of Borrower shall be required). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                  11.10. BORROWER NOT LIABLE FOR INTERCREDITOR MATTERS. Borrower shall not be liable for nor shall its rights be impaired or its obligations increased by reason of any failure by Administrative Agent to perform any of its obligations to the Lenders or any failure by any Lender to perform its obligations to Administrative Agent or any other Lender. Borrower shall have no duty to inquire as to the performance by or satisfaction of any obligation of Administrative Agent to the Lenders or any obligation of any Lender to Administrative Agent or any other Lender. Without limiting the foregoing, Borrower shall have no obligation to see to the proper application of any payment made by Borrower to Administrative Agent.

                  11.11. SECURITY DOCUMENTS. Each Lender and Borrower agrees that the Liens granted to the Administrative Agent pursuant to the Security Documents shall be granted to Administrative Agent for the pro rata benefit of the Lenders, and each Lender shall have an undivided interest therein equal to its pro rata amount of the Loans.

                  11.12. APPLICATION OF MONEY. All moneys realized by the Administrative Agent from any payment or other recovery from Borrower, under the Security Documents, or otherwise in connection with the Loans, shall be distributed and applied by the Administrative Agent and the Lenders against the following in the following priority: first, to costs and expenses of the Administrative Agent or any Lender which are reimbursable by Borrower pursuant to this Agreement, the Notes and any Security Document; second, to interest on the Notes and fees payable to the Lenders and the Administrative Agent pursuant to this Agreement; third, to the unpaid principal balances of the Notes; and fourth, any remaining moneys shall be paid over to such other Person as is entitled thereto. If any payments and/or recoveries applied from time to time are not sufficient to pay in full all items described in one of the above levels of priority, such payments and/or recoveries will be distributed and shared ratably by the Lenders and the Administrative Agent based on the aggregate of such items in such level of priority owed to the Lenders and the Administrative Agent. The Administrative Agent is authorized to deduct from the portion of any such payments or recoveries to be distributed to a Lender the amount of any payment due from such Lender to the Administrative Agent and to retain for itself the amount so deducted.

         SECTION 12. MISCELLANEOUS.

                  12.01. WAIVER. No failure on the part of Administrative Agent or any Lender or Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes or any of the other Basic Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes or any of the other Basic Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

                  12.02. NOTICES. All notices, requests and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid, provided, however, that any notice that is a notice of Default or Event of Default shall be given by certified or registered mail, return receipt requested, addressed as aforesaid, and shall be deemed to have been duly given when received or when receipt or delivery is refused.

                  12.03. EXPENSES, ETC.

                  (a) Borrower agrees to pay or reimburse Administrative Agent and the Lenders on demand for paying (i) all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, the reasonable fees and actual expenses of its attorneys) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loans hereunder and (y) the negotiation and preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents (whether or not consummated);
(ii) all reasonable out-of-pocket costs and expenses of Administrative Agent (including, without limitation, reasonable counsels' fees and expenses) in connection with (x) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of Borrower hereunder and (y) the enforcement of this Section 12.03; (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Federal, New York State or local governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein (but not including any income or franchise tax) and all costs, expenses, taxes, assessments and other charges heretofore or at any time hereafter properly incurred with respect to any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein; (iv) all costs, expenses and other charges in respect of title insurance procured with respect to the Liens created pursuant to the Mortgage; and (v) all fees and disbursements of each title company, engineer, surveyor and environmental engineering concern referred to in this Agreement. Additionally, Borrower agrees that upon me request of

Administrative Agent, at the direction of the Required Lenders, the Borrower shall consent to any reasonable amendments or modifications to this Agreement and the Basic Documents that are merely required to facilitate the sale by a Lender that is a party to this Agreement on the date hereof (hereinafter "Original Lender") to an Eligible Assignee pursuant to 12.06 of this Agreement. Borrower further covenants and agrees to pay all of Original Lender's actual out-of-pocket costs and expenses of any such sales (including Original Lender's reasonable legal fees and disbursements); provided however, that such out-of-pocket costs and expenses (including Original Lender's reasonable legal fees and disbursements) shall not exceed $15,000.00 ("Syndication Expense Cap") in the aggregate with respect to any one or more sales.

                  (b) Borrower hereby agrees to indemnify Administrative Agent and each Lender and their respective affiliates and directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or reasonable and documented expenses incurred by any of them (excluding consequential damages) arising out of or by reason of any investigation, litigation or other proceedings relating to the Loans or the Project or the use by Borrower of the proceeds of any of the Loans, including, without limitation, the fees and disbursements of counsel incurred in connection with any such litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, bad faith or willful misconduct of the Person to be indemnified).

                  12.04. AMENDMENTS, ETC. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and Administrative Agent and any provision of this Agreement may be waived by Administrative Agent; provided, that (a) no modification, supplement or waiver shall, unless by an instrument signed by all of Lenders or by Administrative Agent acting with the consent of all of the Lenders: (i) increase, or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) alter the terms of this Section 12.04, (vi) release the collateral provided for in the Mortgage, or (vii) modify the definition of the term "Required Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or receive any rights hereunder or to modify any provision hereof, (b) any modification or supplement of Section 12 hereof, or of any of the rights or duties of Administrative Agent hereunder, shall require the consent of Administrative Agent, and (c) Administrative Agent will not execute or consent to any modification, supplement or waiver that affects the rights or obligations of the Lenders in any material, adverse respect without the consent of the Required Lenders.

                  12.05. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  12.06. ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Borrower may not assign any of its rights or obligations hereunder without the prior written consent of all of the Lenders and Administrative Agent.

                  (b) Each Lender may, in accordance with applicable law and without the prior written consent of Borrower but with the prior written consent of Administrative Agent, assign its Loans and its Commitment or any portion thereof to an Eligible Assignee; PROVIDED, that

                  (i) except in the case of an assignment to one of the other Lenders and except to the extent Administrative Agent shall otherwise consent, any such partial assignment shall be in an amount at least equal to $5,000,000.00; and

                  (ii) upon each such assignment, the assignor and assignee shall each execute, acknowledge and deliver to Borrower and Administrative Agent an Assignment and Assumption, in the form of Exhibit A hereto, which shall provide for the assignment by the assignor to the assignee, in accordance with this Agreement, of the assignor's rights and under this Agreement and the assumption by the assignee of all of the assignor's obligations under this Agreement.

Upon execution and delivery by the assignor and the assignee to Borrower and Administrative Agent of such Assignment and Assumption, and upon consent thereto by Administrative Agent, the assignee shall have, to the extent of such assignment (unless otherwise consented to by Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Commitment and Loans (or portion thereof) assigned to it and specified in such Assignment and Assumption (in addition to the Commitment and Loans, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment (or portion thereof) so assigned. Upon its receipt of an Assignment and Assumption complying with the foregoing and executed by an assigning Lender and an Eligible Assignee together with payment by the assigning Lender of an assignment fee of $5,000.00, Administrative Agent shall (i) promptly accept such Assignment and Assumption; and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register (as hereinafter defined) and give notice of such acceptance and recordation to the Lenders and Borrower. Notwithstanding anything to the contrary contained herein, Borrower shall not be obligated to pay to any Lender (or any assignee of any Lender) any Funding Costs greater than the amount Borrower would have been obligated to pay such Lender if such Lender had not made any assignment of its rights under this Agreement, unless such assignment is made at a time when the circumstances giving rise to such greater payments did not exist. Upon the consummation of any assignment pursuant to this paragraph, substitute notes, in substantially the form of
Schedule II, shall be issued to the assigning Lender (in the case of a partial assignment) and such assignee by Borrower, in exchange for the return of the assigning Lender's original Note. All such substitute notes shall constitute "Notes" and the obligations evidenced by such substitute notes shall constitute obligations secured by the Mortgage. In connection with Borrower's execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute notes and any related documents as Administrative Agent may reasonably request.

                  (c) Administrative Agent shall maintain at the address of Administrative Agent referred to in Section 12.02 hereof a copy of each Assignment and Assumption delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts of the Loans owing to, each Lender from time to time. Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligations hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower, Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) A Lender may, in accordance with applicable law, sell or agree to sell to one or more other financial institutions (each a "Participant") a participation in all or any part of any Loans held by it, or in its Commitment; provided, that such Participant shall not have any rights or obligations under this Agreement (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant). All amounts payable by Borrower to any Lender for Funding Costs in respect of Loans held by it, and its Commitment, shall be determined as if such Lender had not sold or agreed to sell any participations in such Loan and Commitment, and as if such Lender were funding each of such Loan and Commitment in the same way that it is funding the portion of such Loan and Commitment in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender's Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) release any collateral provided for in the Mortgage, or (v) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest.

                  (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may (without notice to, or consent of, Borrower, Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans or Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.

                  (f) A Lender may furnish any information concerning the Project or Borrower obtained by such Lender hereunder from time to time to assignees and participants (including prospective assignees and participants).

                  (g) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Lender may (without notice or consent of Borrower, Administrative Agent or any other Lender and without payment of any fee) change the booking office of its Loans or Notes.

                  12.07. SURVIVAL. The obligations of Borrower (i) to pay Funding Costs, and (ii) under 12.03 hereof, shall survive the repayment of the Loans and termination of the Commitments.

                  12.08. CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

                  12.09. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                  12.10. GOVERNING LAW; SUBMISSION TO JURISDICTION; SEVERABILITY. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York. Each of Borrower, Administrative Agent and the Lenders hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of Borrower, Administrative Agent and the Lenders further agrees that service of process may be made by certified mail, return receipt requested, to its address for notices on the signature page hereof or in any other manner permitted by law. Each of Borrower, Administrative Agent and the Lenders hereby waives any objection to such service. Each of Borrower, Administrative Agent and the Lenders irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Any provision of this Agreement or any of the other Basic Documents which is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction, but only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof. This Agreement and the other Basic Documents constitute the entire agreement with respect to the subject matter hereof.

                  12.11. WAIVER OF JURY TRIAL. BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER BASIC DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  12.12. AGREEMENT TO CONTROL. In the event of any conflicts or inconsistencies between this Agreement and one or more of the other Basic Documents, the provisions of this Agreement shall control, and such other Basic Document or Basic Documents shall, to the extent of any such conflicts or inconsistencies, be deemed to be modified to comport with the provisions of this Agreement.

                  12.13. NON-RECOURSE. THE LIABILITY OF THE BORROWER UNDER THIS LOAN AGREEMENT SHALL BE LIMITED AS PROVIDED IN SECTION 3.21 OF THE MORTGAGE.

                  12.14. VERIFICATION OF FACTS. Any condition of this Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts implies as a condition the existence or non-existence, as the case may be, of such fact or facts, and Administrative Agent shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   NEW VALLEY CORPORATION (doing business in New Jersey as New Valley Realty Company)


                                   By: /s/ BENNETT P. BORKO
                                      ------------------------------------------
                                        Bennett P. Borko
                                        Assistant Secretary


                                   Address for Notices:

                                   100 S.E. Second Street
                                   Miami, Florida 33131
                                   Attention: Richard J. Lampen, Executive Vice
                                              President and General Counsel
                                   Telephone: (305) 579-8000
                                   Facsimile: (305) 579-8009


                                   HSBC REALTY CREDIT CORPORATION (USA),
                                   as Administrative Agent


                                   By: /s/ CHRISTOPHER A. WHYTE
                                      ------------------------------------------
                                        Christopher A. Whyte
                                        Vice President


                                   ADDRESS FOR NOTICES:
                                   -------------------

                                   452 Fifth Avenue
                                   New York, New York 10018
                                   Attention: Mr. Christopher A. Whyte,
                                              Vice President
                                   Telecopier No.: (212) 525-8496
                                   Telephone No.:  (212) 525-1143

COMMITMENT                       "LENDERS"
----------

$40,500,000.00                   HSBC REALTY CREDIT CORPORATION (USA)




                                 By: /s/ CHRISTOPHER A. WHYTE
                                    -------------------------------------------
                                      Christopher A. Whyte
                                      Vice President


                                 LENDING OFFICE:
                                 --------------

                                 452 Fifth Avenue
                                 New York, New York 10018

                                 ADDRESS FOR NOTICES:
                                 -------------------

                                 452 Fifth Avenue
                                 New York, New York 10018
                                 Attention: Mr. Christopher A. Whyte, V.P.
                                 Telecopier No.: (212) 525-8496
                                 Telephone No.: (212) 525-1143

                                                                      SCHEDULE 1

                                 [FORM OF NOTE]

$[__________]                                                _________,2002
                                                             New York, New York

                  FOR VALUE RECEIVED, NEW VALLEY CORPORATION, a Delaware corporation (doing business in New Jersey as New Valley Realty Company) ("Borrower"), hereby promises to pay to the order of _______________________________________ (the "Lender"), the principal amount of
[___________ ] in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount hereof, in like money and funds, for the period commencing on the date hereof until such principal amount shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement. Any amount of principal hereof that is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until paid in full at the Default Rate.

                  All sums payable hereunder are payable at the office of the Administrative Agent, as agent and for the account of the Lender, located at 452 Fifth Avenue, New York, New York 10018, Attention: Christopher A. Whyte, or at such other address as the Administrative Agent may direct in writing.

                  This Note is one of the Notes referred to in the Loan Agreement dated as of December 13, 2002 (as amended from time to time, the "Loan Agreement") by and between Borrower, each of the lenders party thereto and HSBC Realty Credit Corporation (USA), as Administrative Agent, and evidences a Loan made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

                  The date, amount, interest rate and duration of any LIBOR interest Period (if applicable) of the principal amount evidenced hereby, and each payment made on account thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof PROVIDED, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the principal amount evidenced hereby.

                  This Note evidences borrowing under the Loan Agreement, to which reference is made with respect to rights of acceleration of the maturity of this Note upon the occurrence of certain events, prepayment of the Loan upon the terms and conditions specified therein and certain other rights. This Note is secured by the Mortgage and the Assignment of Leases and Rents and the liability of the Borrower under this Note shall be limited as provided in
Section 3.21 of the Mortgage.

                  Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note. No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

                  This Promissory Note shall be governed by and construed in accordance with the law of the State of New York.

                           NEW VALLEY CORPORATION (doing
                           business in New Jersey as New Valley Realty Company)

                           By:
                              --------------------------------------------------
                                Bennett P. Borko
                                Assistant Secretary

                                SCHEDULE OF LOAN

                  This Note evidences Loans made under the within described Loan Agreement to Borrower, on the date, in the principal amount, bearing interest at the rates and having LIBOR Interest Periods of the duration's set forth below, subject to the payments, conversion and prepayments of principal set forth below:


                                                      DURATION OF     AMOUNT PAID,
                                                         LIBOR          PREPAID,          UNPAID
                      PRINCIPAL                         INTEREST      CONTINUED OR       PRINCIPAL      NOTATION
    DATE MADE      AMOUNT OF LOAN    INTEREST RATE       PERIOD         CONVERTED         AMOUNT        MADE BY
    ---------      --------------    -------------   -------------   -------------      ----------      -------



                                                                     SCHEDULE II


                       ASSIGNMENT AND ASSUMPTION AGREEMENT


                           DATE: __________ __, 200__

                  This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of this ______ day of ___________, ________, and is made by and between ("Assignor") and ("Assignee").


                              PRELIMINARY STATEMENT

                  Assignor is a party to that certain Loan Agreement dated December 13, 2002 (the Loan Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time shall be referred to herein as the "Loan Agreement") by and among New Valley Corporation (doing business in New Jersey as New Valley Realty Company), a Delaware corporation ("Borrower"), HSBC Realty Credit Corporation (USA), a Delaware corporation, as Administrative Agent ("Administrative Agent"), and the lenders named therein (collectively, "Lenders"). Pursuant to the Loan Agreement, Lender agreed to make a loan of ______ Dollars ($_____. 00) ("Loan") to Borrower. Assignee desires to purchase from Assignor an undivided interest in the Loan under the terms and conditions set forth herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.


                                    AGREEMENT

                  Assignor and Assignee, in consideration of the matters described in the foregoing Preliminary Statement, which are incorporated herein, and in consideration of the mutual covenants and agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby covenant and agree as follows:

                  1. ASSIGNMENT AND ASSUMPTION. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor, an undivided interest in and to the Loan, the Loan Agreement, and the Basic Documents (the Loan Agreement and the Basic Documents are collectively referred to herein as the "Loan Documents") an undivided interest in and to Assignor's rights and obligations thereunder, which interest shall equal a percentage of ____% of the Loan and a corresponding Commitment in the amount of $______, such that after giving effect to this assignment (i) Assignee shall hold a ___% of all Loans and a Commitment in the amount of $___________, together with the outstanding rights and obligations under the Loan Documents in connection with such Commitment, and (ii) Assignor shall hold a ____% of all Loans and a Commitment in the amount of $_________________.

                  2. EFFECTIVE DATE. The effective date of this Agreement ("Effective Date") shall be _________,200__, which shall be no earlier than three (3) Business Days prior to receipt by the Administrative Agent of a fully executed copy of this Agreement. As of the Effective Date (i) Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to Assignee hereunder, and the assumption of such obligations by Assignee inuring to the direct benefit of Borrower, and (ii) Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to Assignee hereunder.

                  3. PAYMENT OBLIGATIONS. On the Effective Date, Assignee shall pay to Assignor the outstanding principal balance in respect of the interest purchased hereunder. Accrued and unpaid interest shall be prorated when received from the Borrower. Assignee shall not be entitled to any interest or fees, of any nature, paid by the Borrower to Assignor pursuant to the Loan Agreement and the other Loan Documents or otherwise owed to Assignor prior to the Effective Date.

                  4. REPRESENTATIONS OF ASSIGNOR; LIMITATIONS ON ASSIGNOR'S LIABILITY. Assignor represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder, and (b) that such interest is free and clear of any adverse pledge, security interest, claim or other lien or encumbrance. It is understood and agreed that the assignment and assumption hereunder are made without recourse to Assignor and that Assignor makes no other representation or warranty of any kind to Assignee. Neither Assignor, nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting Assignor and the other Lenders a security interest ha and to the Project, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower, (iv) the performance of, or compliance with, any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower,
(vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loan, or
(vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loan or the Loan Documents. This Section shall survive the assignment of the interest assigned herein.

                  5. REPRESENTATIONS AND COVENANTS OF ASSIGNEE. Assignee (i) confirms that it has received a copy of the Loan Agreement, together with copies of such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement, (ii) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees for the benefit of Borrower and the other Lenders that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

                  6. SUBSEQUENT ASSIGNMENTS. After the Effective Date, Assignee shall have the right pursuant to the terms of the Loan Agreement to assign the rights that are assigned to the Assignee, provided that any such subsequent assignment does not violate any of the terms and conditions of the Loan Agreement or any of the other Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained.

                  7. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understandings between the parties hereto supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, and cannot be amended or modified other than pursuant to a writing signed the parties hereto.

                  8. GOVERNING LAW. This Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

                  9. NOTICES. Notices shall be given under this Agreement in the manner set forth in the Loan Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

ASSIGNOR:


                                        By:
                                           ------------------------------------
                                             Name
                                             Title:


ASSIGNEE:


                                        By:
                                           ------------------------------------
                                             Name
                                             Title:

CONSENTED TO:                           HSBC REALTY CREDIT
                                        CORPORATION (USA),
                                        as Administrative Agent


                                        By:
                                           ------------------------------------
                                             Name
                                             Title: